Filed Pursuant to rule 433

Registration No. 333-133809

Registration No. 333-133809-05

$750mm World Omni Auto (WOART) 2008-B

Joint-Leads:    Deutsche Bank (Structuring) and Barclays Capital

Co-Mgrs:    BoA, CSFB, Mitsubishi-UFJ and Wachovia Secs 100% POT

CLS	QTY/MMs	WAL	MDY/S&P	WNDW	LEGAL	B-Mark	PxGdx	YIELD	Cpn	Px
A1	$186.000	0.36	P-1/A-1+	1-8	08/09	i-LIBOR	+4	2.99840	2.99840	100.00000
A2	$240.000	1.15	Aaa/AAA	8-20	09/11	EDSF	+85	4.17300	4.130	99.99152
A3A	$134.000	2.25	Aaa/AAA	20-34	04/13	i-SWAPS	+135	5.18550	5.130	99.99857
A3B	$65.000	2.25	Aaa/AAA	20-34	04/13	1-MO LIBOR	+135	—	—	100.00000
A4	$125.000	3.41	Aaa/AAA	34-46	04/14	i-SWAPS	+145	5.64910	5.580	99.98760

*>  PxSpeed 1.5 ABS 10% clean-up call

*>  Expected Settle:        7/30/08                         1st Pay: 9/15/08

*>  Bloomberg Ticker:    WOART                      Deutsche Bank will bill/deliver

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (800) 503-4611.